Exhibit 99.1
OFFER OF RESCISSION AND COMPROMISE SETTLEMENT

Due to irreconcilable differences as well as lack of performance to written and oral agreements regarding the transaction (“Transaction”) between Innovative Software Technologies, Inc., The WEB Channel Network, Inc., The WEB Channel Network, LLC and Robert W. Singerman, (“Parties”) dated June 17, 2009, the parties agree to compromise and rescind the transaction.

The transaction agreements (“Agreements”) include (a) Asset Purchase Agreement, (B) Promissory Note, (c) Security Agreement, (d) Employment Agreement, (e) Warrant Agreement, (f) Non-Disclosure, Non-Competition, Non-Solicitation and Invention Agreement, as well as any and all promises, verbal understandings and other agreements.

The parties agree to compromise and settle any and all claims both known and unknown for the total amount of $70,000 (seventy thousand dollars) payable to Robert W. Singerman and the consideration will take the form of a convertible note with interest at 10% per annum, a maturity date of November 13, 2011 and an option to convert in part or in whole to common shares of Innovative Software Technologies, Inc. based on a conversion rate of $0.035 per share. The convertible note is attached and requires authorized signature.

This compromise and settlement includes all assets and/or monies in the above referenced Agreements. The assets of The WEB Channel Network, LLC previously conveyed to Innovative Software Technologies, Inc. will be returned unencumbered free and clear to Robert W. Singerman no later than May 31, 2011 or at the option of Robert W. Singerman, 100% of all issued shares of The WEB Channel Network, Inc. will be re-issued in his name.

ACKNOWLEDGED, AGREED & ACCEPTED
This 13th Day of May, 2011.

	The WEB Channel Network, Inc.	Innovative Software Technologies, Inc.

By:		By:
	Robert V. Rudman, President		Robert V. Rudman, President

	The WEB Channel Network, LLC	Employee and Individual

By:		By:
	Robert W. Singerman, Operating Mgr.		Robert W. Singerman